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                                                                    EXHIBIT 5.01

                [LETTER HEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                                               November 20, 1996

Silver King Communications, Inc.
12425 28th Street North
St. Petersburg, Florida 33716

        Re: Registration Statement on
          Form S-4 of Silver King Communications, Inc.

Members of the Board:

     We are acting as special counsel to Silver King Communications, Inc., a Delaware corporation ("Silver King"), in connection with the above-captioned Registration Statement filed by Silver King with the Securities and Exchange Commission (the "Registration Statement") with respect to the shares of common stock, par value $.01 per share (the "Silver King Common Stock"), proposed to be issued in connection with (i) the Agreement and Plan of Merger, dated as of November 27, 1995, as amended as of March 22, 1996 and as amended and restated as of August 13, 1996, attached as Appendix A of the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "Savoy Merger Agreement"), by and among Silver King, Thames Acquisition Corp., a Delaware corporation and subsidiary of Silver King ("Thames"), and Savoy Pictures Entertainment, Inc., a Delaware corporation ("Savoy"), pursuant to which Thames will be merged with and into Savoy with Savoy being the surviving corporation and a subsidiary of Silver King (the "Savoy Merger"); and
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                [LETTER HEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

Silver King Communications, Inc.
November 20, 1996
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(ii) the Agreement and Plan of Exchange and Merger, dated as of August 25, 1996, attached as Appendix B of the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "HSN Merger Agreement"), by and among Silver King, House Acquisition Corp., a Delaware corporation and subsidiary of Silver King ("House"), Home Shopping Network, Inc., a Delaware corporation ("HSN"), and Liberty HSN, Inc., a Colorado corporation ("Liberty HSN"), pursuant to which House will be merged with and into HSN with HSN being the surviving corporation and a subsidiary of Silver King (together with the related transactions contemplated by the HSN Merger Agreement, the "HSN Merger").

     In connection with this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, certificates of public officials and of officers of Silver King, House, and Thames, and other instruments, and such matters of law and fact as we have deemed necessary to render the opinion contained herein.

     Based upon and subject to the foregoing, we are of the opinion that the Silver King Common Stock being registered under the Registration Statement, when issued pursuant to the HSN Merger and the Savoy Merger following approval of the HSN Merger Agreement and the Savoy Merger Agreement, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "LEGAL MATTERS" in the Joint Proxy Statement/Prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           /s/ WACHTELL, LIPTON, ROSEN & KATZ

PSS:FLM